EXHIBIT 10.2

MEMORANDUM OF UNDERSTANDING

FOR AIF F&B Inc. ACQUISITION

AIGFB

Memorandum of Understanding

This Memorandum of Understanding (“Agreement”) is made between AIG F&B, Inc. (“Subsidiary”), a Nevada corporation, and a wholly owned subsidiary of Sentient Brands Holdings, Inc. (“SNBH”), a Nevada corporation, and American Industrial Group, Inc. (“Company”) a Florida Corporation. Subsidiary, SNBH, and Company are sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS SNBH is an SEC reporting issuer, publicly traded under the trading symbol OTC: SNBH;

WHEREAS Subsidiary is a wholly owned subsidiary of SNBH specializing in the consumer packaged goods manufacturing and distribution in the food, beverage, disaster preparedness, and first aid sectors;

WHEREAS Company is a manufacturer and marketing entity specializing in the consumer packaged goods manufacturing and distribution in the food, beverage, disaster preparedness, and first aid sectors (the “Products”);

WHEREAS, the Company desires for Subsidiary to manufacture and distribute the Products on an exclusive basis;

WHEREAS, Subsidiary desires to manufacture and distribute the Products under the management recruited and trained by the Company.

NOW THEREFORE, in consideration of the mutual promises and obligations contained herein, the Parties agree as follows:

OUTLINE OF ACQUISITION CREDIT ALLOCATIONS AND CONDITIONS

1.0           The parties agree that the Subsidiary will acquire certain rights and assets currently held and operated by the Company. The first transactions will be selling contract rights and assets (inventory, machinery, receivables, and similar tangible items) from the Company to the Subsidiary for Acquisition Credits at their value (as earnings multiples and as assets under the Section 2.1 definitions). These rights are only a portion of the assets that are owned by the Company and are being specifically sold to the Subsidiary as set forth in this agreement.

2.0           The parties agree that the Company will receive compensation for its sale of these rights to Subsidiary based upon an Earnout Schedule, described below, and calculated over a 5-year period.

2.1 Methods for determining Earnout Schedule — these are set out in the 8K filed March 31, 2025, and are further detailed in the Share Exchange Agreement attached to that 8K (see Section 2.2), and are generally as follows:

(i)	Valuation methods of Annual Revenue Growth or EBITDA, whichever is higher, plus the Appraised Value of Assets:

—	Annual Revenue Growth Method (70% of revenue increases)

—	EBITDA Method (70% of 5 X EBITDA)

—	1.4 x Appraised Value of Assets Method (actual value acquired)

(ii) Under the Appraised Value of Assets Method, Acquisition Credits are assigned on the asset transfer date and calculated as 1.4 times the appraised value for the portion received in Acquisition Credits instead of cash. This assumes a six-month lockup period, the ability to convert the whole amount into free trading shares after 6 months, and a customary risk-adjusted return on a convertible debenture for a pink sheet company. If the lockup period is extended due to lockup provisions or for any other reason, the 1.4 multiplier increases proportionally to reflect the extension.

(iii) As per Section 2.2 and Schedule A of the Share Exchange Agreement, in addition to 70% of the Earn-Out Schedule distributed to the Company shareholders, a 15% management fee denominated in Acquisition Credits is distributed to American Industrial Group, Inc. and 15% to Z&O Bottling Innovations, Inc. This structure applies to all acquisitions by SNBH.

2,2 The Earnout Schedule will result in a series of credits being earned. These credits will be issued by SNBH in the form of an Acquisition Credit, which can be converted into common stock of SNBH at a series of dates in the future, as set out more fully in the Acquisition Credit description in the Share Exchange Agreement.

2.3 The recipients of the Acquisition Credits are the equity holders of interests or rights at the Company:

25% to Global Assets, Inc.

25% to Yan Aronov

50% to Concent, Inc.

—	any of these recipients are free to assign their rights to others, subject to any Lock-up Agreements with SNBH

3.             Operation of Subsidiary. The subsidiary will enter into an exclusive manufacturing and distribution agreement (the “Manufacturing and Distribution Agreement”) with the Company, in the form attached hereto as Exhibit A, to manufacture and distribute the Products. It is anticipated that the manufacturing will initially be on a contract basis as determined by both the Company and Subsidiary.

3.1       Sales, Orders, and Distribution. It is anticipated that the sales, order, and distribution cycle will be as follows:

a. Company will submit a purchase order to Subsidiary for a number of Products.

b. Subsidiary then provides Company with an invoice for the cost of manufacturing and shipping of Product plus a fee so that Subsidiary may maintain at least 10% EBITDA.

c. Subsidiary will determine payment, delivery, and other commercial terms for each Client at Subsidiary’s discretion, using best and customary industry practices.

d. Notwithstanding the foregoing, the Subsidiary may otherwise make sales of the Products to customers other than those established customers of the Company.

3.2       Funding of Subsidiary. The subsidiary will be acquiring funding from other resources as a concomitant event associated with buying the various rights and distribution agreements from the Company, which may be issued in the form of a credit line from AIG or the Company to the Subsidiary. This credit line, if provided by an SNBH-related entity, will be treated as an asset acquisition under the Earnout Schedule and will be paid with Acquisition Credits.

3.3       Management of Subsidiary. Subsidiary will enter into a management agreement with the Managers selected and trained by the Company and be responsible for their compensation. The Management Agreement is attached hereto as Exhibit C. The Management Agreement will require that the manager of Subsidiary will do the following:

a. Use QuickBooks Online with the GAAP chart of accounts set by SNBH’s CFO.

b. Maintain financial statements in accordance with US GAAP

c. Maintain records sufficient to be audited pursuant to the standards of the Public Company Accounting Oversight Board (“PCAOB”)

d. Cooperate with SNBH’s independent auditors.

e. Cash Management:

Maintain at least 10% EBITDA:

(i)	Reserve not less than 2.8% of revenue for taxes to be included within the 10% EBITDA currently planned.

(ii)	Subsidiary may invest profits in property, plant and equipment

(iii)	Subsidiary may provide cash bonuses and incentives to management and sales teams

(iv)	SNBH CFO will have full access to any Subsidiary bank account, though only management of the Subsidiary will be signers on its bank accounts.

4.             Restrictions Related to Acquisition Credits and Resulting SNBH Common Stock. These concepts are to apply to the insiders, affiliates, shareholders of SNBH holding over 1 million shares and their respective immediate families (“Legacy Shareholders”), as well as principals and any shareholders, who issued stock in conversion of their rights under the Acquisition Credit issuances (“Subsidiary Shareholders”). Sellers are recipients of the credits by virtue of their assignment of rights through the earn-out schedule in 2.1 of this buyout agreement.

a. Legacy Shareholders must execute a lock-up agreement (attached as Exhibit B). They may not sell any of their shares until three (3) months after holders of Acquisition Credits are first permitted to sell their shares. Waivers or modifications to this requirement are at the Company’s discretion.

If a Legacy Shareholder seeks permission to sell shares before the release date or in amounts exceeding these caps, the Lock Up Signer may request a waiver from the Company. If the Company grants such a waiver, then 50% of the number of shares subject to that waiver must be transferred to an Acquisition Credit (“AC”) holder or holders in exchange for AC credits assigned by those AC holders to the Legacy Shareholder prior to the waiver taking effect. Any Legacy Shareholder who receives AC credits as payment obtains the same conversion rights as the AC holders transferring their rights.

c. Company and any of the Acquisition Credit holders will enter into the lock-up agreement (Exhibit B), governing their rights to convert their Acquisition Credits into common stock of SNBH and then sell that stock to a third party. Any transferee of Acquisition Credits from the Company will be subject to the Lock-up agreement terms.

d. The measuring algorithm for determining how many shares are available to the converter of Acquisition Credits on any given day would use the “Volume Weighted Average” of the Closing prices for the preceding 30-day period.

e. Any holder of Acquisition Credits can sell their position to a third party, subject only to any transfer restrictions imposed by the SEC, or possibly the Company based upon lock-up positions or contracts already signed.

5.             Termination of Agreements. Provided that neither the Company nor its assigns have sold any SNBH common stock, either the Company or SNBH may terminate this Agreement and cease operations of Subsidiary during the first 12 months of the Sales and Distribution Agreement by providing 90 days prior written notice of the Party’s intent to terminate.

6.             Transfer of Intellectual Property and Assets. Upon the earlier of:

a. The 12-month anniversary of the Exclusive Distribution Agreement, it not having been terminated earlier; or

b. The sale of any of the SNBH common stock by the Company or its assignees.

then all rights, titles, and interests to the intellectual property, including patents, trademarks, and trade secrets, and all other assets related to the Products are to be transferred to the Subsidiary, free and clear of any liens or encumbrances. Notwithstanding such transfer, the Company will continue to earn SNBH Acquisition Credits for a period of up to 5 years from the effective date of the Exclusive Distribution Agreement.

7.             Confidentiality. The Parties acknowledge that in the course of executing and performing their obligations under this Agreement, they will have access to and become acquainted with various confidential information, including but not limited to technical, commercial, financial, operational, marketing, and personnel information, that is owned by the respective Parties and that has not been made public (“Confidential Information”). Each Party agrees that it will not disclose any Confidential Information to any third party without the prior written consent of the disclosing Party, except as may be necessary for the performance of its obligations under this Agreement or as required by law. Furthermore, each Party agrees to take all reasonable precautions to protect the confidentiality of such information and to prevent it from falling into the public domain or the possession of unauthorized persons. This obligation of confidentiality will survive the termination of this Agreement and will continue for a period of five (5) years thereafter.

8.             Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule. Any legal suit, action, or proceeding arising out of or related to this Agreement or the transactions contemplated hereby will be instituted exclusively in the federal courts of the United States of America or the courts of the State of Nevada in each case located in the city of Las Vegas and County of Clark, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding.

9.             Amendment. Any modifications or amendments to this Agreement will be made in writing and signed by all Parties to be effective.

10.           Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, email in PDF format, or any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as delivery of an executed original of this Agreement.

11.           Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) must be in writing and addressed to the parties at the addresses set forth on the signature page hereof (or to such other address that may be designated by the receiving party from time to time in accordance with this section). All Notices must be delivered by one (1) or more of the following means: (a) by personal delivery; (b) by nationally recognized overnight courier service; (c) by certified or registered mail, postage prepaid, return receipt requested; or (d) by email, with confirmation of transmission. Except as otherwise provided in this Agreement, a Notice is effective only (i) upon receipt by the receiving party and (ii) if the party giving the Notice has complied with the requirements of this section.

IN WITNESS WHEREOF, the Parties hereto have executed this Memorandum of Understanding as of the date first above written.

AIG F&B, INC.

a Nevada corporation

By:	/s/ Vitaly Artemenko
Name:	Vitaly Artemenko
Title:	CEO
Date:	March 28, 2025

Address: 3363 NE 163 Str., Suite 611, North Miami Beach, FL 33160

American Industrial Group, INC.

a Florida corporation

By:	/s/ Sergey Knazev
Name:	Sergey Knazev
Title:	Managing Partner
Date:	March 28, 2025

Address: 3363 NE 163 Str., Suite 611, North Miami Beach, FL 33160

SENTIENT BRANDS HOLDINGS, INC.

a Nevada corporation

By:	/s/ George Furlan
Name:	George Furlan
Title:	CEO
Date:	March 28, 2025

Address: 340 Madison Avenue, 19th Floor, New York, New York 10173

Exhibit A

Sales and Distribution Agreement

SALES AND DISTRIBUTION AGREEMENT

This Sales and Distribution Agreement (“Agreement”) is made and entered into as of [Effective Date], by and between:

1.	AIG F&B, Inc., a Nevada corporation (“Subsidiary”), a wholly owned subsidiary of Sentient Brands Holdings, Inc.; and

2.	American Industrial Group, Inc., a Florida corporation (“Company”).

The Subsidiary and the Company may be referred to individually as a “Party” and collectively as the “Parties”.

1. APPOINTMENT AND SCOPE

1.1. Exclusive Appointment

The Company hereby appoints the Subsidiary as the exclusive manufacturer and distributor of its products (the “Products”) under the terms and conditions outlined herein.

1.2. Territory

The exclusive distribution shall apply to worldwide territory.

1.3. Products Covered

The Products include select food and beverage products, as may be further defined and amended by mutual agreement.

2. MANUFACTURING AND DISTRIBUTION

2.1. Order and Payment Process

a) The Company shall submit purchase orders to the Subsidiary for the Products.
b) Subsidiary shall provide an invoice covering manufacturing costs, shipping, and a minimum 10% EBITDA margin.
c) Subsidiary shall determine payment, delivery, and commercial terms for each customer, following industry best practices.
d) Subsidiary may sell Products to third parties, provided that such sales do not conflict with the Company’s established customers.

2.2. Manufacturing Standards

The Subsidiary shall manufacture the Products in accordance with:

●	Company’s quality standards

●	Applicable regulatory requirements

●	Best industry practices

2.3. Funding of Subsidiary

The Subsidiary may secure funding through:

●	AIG or Company credit lines, if applicable

●	Other financial resources, with such funding to be structured under the Earnout Schedule

3. MANAGEMENT AND OPERATIONS

3.1. Subsidiary Management

The Subsidiary will be managed by personnel selected and trained by the Company under a separate Management Agreement (Exhibit C).

3.2. Financial Reporting

The Subsidiary shall:

●	Use QuickBooks Online with a GAAP-compliant chart of accounts

●	Maintain financial records suitable for PCAOB audit standards

●	Provide full access to financial data for SNBH’s CFO

3.3. Cash Flow Management

The Subsidiary shall:

●	Maintain a minimum 10% EBITDA margin

●	Reserve at least 2.8% of revenue for taxes

●	Have SNBH’s CFO access to bank accounts, but only Subsidiary management shall be signers

4. INTELLECTUAL PROPERTY & ASSET TRANSFER

4.1. IP Transfer Conditions

Upon the earlier of:
a) 12 months from the execution of this Agreement, or
b) The Company or its assignees sells any SNBH common stock, then the Company shall transfer all intellectual property, trademarks, patents, and related assets to the Subsidiary, free of encumbrances.

5. TERM & TERMINATION

5.1. Term

This Agreement remains in effect for five (5) years from the Effective Date unless terminated earlier as per Section 5.2.

5.2. Termination Rights

Either Party may terminate this Agreement:

●	Within 12 months, provided the Company has not sold any SNBH stock, by giving 90 days’ written notice.

●	Due to material breach, if the breaching party fails to cure the breach within 30 days after written notice.

6. CONFIDENTIALITY

Each Party agrees to maintain strict confidentiality regarding financial, operational, marketing, and proprietary information, with obligations surviving for five (5) years post-termination.

7. GOVERNING LAW & DISPUTE RESOLUTION

7.1. Governing Law

This Agreement shall be governed by the laws of the State of Nevada.

7.2. Dispute Resolution

All disputes shall be resolved exclusively in the courts of Clark County, Nevada.

8. MISCELLANEOUS

8.1. Amendments

Modifications to this Agreement must be in writing and signed by both Parties.

8.2. Assignment

Neither Party may assign this Agreement without prior written consent of the other Party.

8.3. Notices

All notices must be in writing and delivered via:

●	Personal delivery

●	Certified mail

●	Overnight courier

●	Email with confirmation

SIGNATURES

AIG F&B, INC. (Nevada)
By:
Name:	Vitaly Artemenko
Title:	CEO
Date:	April 2nd, 2025

American Industrial Group, INC. (Florida)
By:
Name:	Sergey Knazev
Title:	Managing Partner
Date:	April 2nd, 2025

Exhibit B

LOCK-UP LEAK-OUT AGREEMENT

THIS LOCK-UP LEAK-OUT AGREEMENT (this “Agreement”) is made and entered into as of March 31, 2025, by and among SENTIENT BRANDS HOLDINGS INC., a Nevada corporation (the “Company”) and ______________ (the “Holder”), including the Holder’s successors and permitted assigns.

WHEREAS, the Holder owns __________________ ([ ]) shares of the Company’s common stock (the “Shares”);

WHEREAS, the Company and Holder have agreed to enter into this Agreement pursuant to which Holder shall not offer, sell, pledge, transfer, assign, or otherwise dispose of the Shares until the twelve (12) month anniversary of the Effective Date (commencing 3 months after Acquisition Credit holders can first sell their shares), subject to the terms of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, there parties hereto agree as follows:

1.	Lock-up / Leak-out.

(a)	The Holder agrees that they shall not transfer, offer, pledge, sell, contract to sell, grant any options for the sale of, assign or otherwise dispose of, directly or indirectly, for twelve (12) months from the Effective Date (as defined above), the Shares (the “Lockup Shares”) held by such Holder, subject to Section 1(b) below. If requested by an underwriter of Common Stock, each Holder will reaffirm the agreement set forth in this Section 1(a) in a separate writing in a form satisfactory to such underwriter. The Company may impose stop-transfer instructions with respect to the Lockup Shares.

(b)	Notwithstanding the foregoing, if a Holder seeks permission to sell shares before the Effective Date or in amounts exceeding limits stipulated in this Agreement, the Holder may request a waiver from the Board of Directors. If the Board of Directors grants such a waiver, then before the waiver takes effect, 50% of the shares subject to that waiver must be transferred to one or more Acquisition Credit (“AC”) holders in exchange for AC amounts equal to the dollar amount of stock being sold by the Holder from those AC holders receiving the shares. Any Holder who receives AC credits as payment obtains the same conversion rights as the other AC holders.

(c)	Notwithstanding the foregoing, the restrictions set forth in Section 1(a) above shall not apply to (A) the sale by the Holder of up to 2% of the Lockup and not more than 10% of daily stock liquidity, whichever is lower, commencing 3 months after Acquisition Credit holders can first sell their shares (the “Effective Date”), which is estimated to be approximately 9 months after the first closing, (B) transfers (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, or (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (C) with the prior written consent of the Board of Directors of the Company. For purposes of this Letter Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. The 2% restriction is increased pursuant to the following schedule:

10th month 2%

11th month 2%

12th month 5%

13th month 5%

14th month 5%

15th month 8%

16th month 8%

17th month 8%

18th month 11%

19th month 11%

20th month 15%

21st month 20%

The aggregate total of all monthly restrictions equals 100% after end of the final month.

2. Restrictive Legend. All certificates representing the Lockup Shares owned by the Holder and any certificates issued with respect thereto or in substitution, therefore, shall bear a legend substantially as follows, in addition to any legend the Company determines is required pursuant to any applicable legal requirement, including the standard legend required under the Securities Act of 1933, as amended:

“The shares represented by this certificate may not be offered, sold, pledged, transferred, assigned or otherwise disposed of except in accordance with the requirements of the Securities Act of 1933, as amended, and that certain Lock-Up Agreement dated as of March __, 2025, a copy of which agreement the Company will furnish, without charge, to the holder of this certificate upon written request therefor.”

The Company, at its discretion, may cause a stop transfer order to be placed with its transfer agent(s) with respect to the certificates representing the Lockup Shares.

3. Miscellaneous.

(a) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given without the written consent of the Company and the Holder.

(b) Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, registered first-class mail, telex, telecopier, or any courier guaranteeing overnight delivery to the addresses of the Holder and the Company. All such notices and communications shall be deemed to have been duly given: at the time delivered by hand if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt is acknowledged if telecopied; or at the time delivered if delivered by an air courier guaranteeing overnight delivery.

(c) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns as permitted hereunder of each of the parties.

(d) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which, when so executed, shall be deemed to be an original, and all of which, taken together, shall constitute one and the same agreement.

(e) Headings. The headings in this Agreement are for the convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(f) Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to the conflicts of law provisions thereof.

(g) Specific Performance. The parties hereto acknowledge that there would be no adequate remedy at law if any party fails to perform any of its obligations hereunder and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of any other party under this Agreement in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction.

(h) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

(i) Additional Actions and Documents. The parties hereto shall take or cause to be taken such further actions, shall execute, deliver and file, or cause to be executed, delivered or filed, such further documents and instruments, and shall obtain such consents as may be necessary or as the other party may reasonably request, without the payment of further consideration, in order fully to effectuate the purposes, terms, and conditions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:	HOLDER:
Sentient Brands Holdings Inc.

By:
Name: George Furlan	[ ]
Title: CEO

Exhibit C

Management Agreement

MANAGEMENT AGREEMENT

This Management Agreement (“Agreement”) is made and entered into as of [Effective Date], by and between:

1.	Sentient Brands Holdings, Inc. (“SNBH”), a Nevada corporation;

2.	American Industrial Group, Inc., a Florida corporation (“Company”); and

3.	AIG F&B, Inc., a Nevada corporation (“Subsidiary”), a wholly owned subsidiary of SNBH.

Each of the above may be referred to as a “Party”, and collectively as the “Parties”.

1. PURPOSE AND SCOPE

1.1. Appointment of Subsidiary Management

The Company shall provide management personnel for the Subsidiary to oversee the manufacturing, sales, and distribution operations of its products.

1.2. Duties of the Management Team

The management team shall:

●	Supervise the manufacturing and distribution of products.

●	Maintain financial and operational compliance with GAAP and PCAOB standards.

●	Ensure the Subsidiary operates with a minimum 10% EBITDA margin.

●	Oversee sales, order processing, and logistics for customers.

●	Provide quarterly performance reports to SNBH.

2. MANAGEMENT TEAM REQUIREMENTS

2.1. Recruitment and Training

●	The Company shall recruitit and train qualified managers for the Subsidiary.

●	The Company is responsible for ensuring that management personnel have expertise in consumer goods manufacturing, distribution, and finance.

2.2. Reporting Structure

●	The Subsidiary’s management team shall report to SNBH’s executive leadership.

●	The Company’s designated managers shall provide monthly financial and operational updates to SNBH.

2.3. Management Compensation

●	Compensation for the management team shall be paid by the Subsidiary and structured as follows:

○	Base Salary: As per the agreed compensation schedule.

○	Performance Bonuses: Based on achieving revenue growth, cost efficiency, and profitability targets.

○	Stock Options or Incentives: SNBH may grant stock-based compensation under its Acquisition Credit framework.

3. FINANCIAL AND OPERATIONAL CONTROLS

3.1. Accounting and Compliance

The Subsidiary shall:

●	Use QuickBooks Online for financial records, following GAAP and PCAOB standards.

●	Provide real-time access to SNBH’s CFO for financial oversight.

●	Maintain auditable records for regulatory compliance.

3.2. Cash Flow and Reserves

The Subsidiary shall:

●	Maintain a minimum 10% EBITDA margin.

●	Reserve 2.8% of revenue for tax obligations.

●	Allocate funds for capital expenditures and operational investments.

3.3. Bank Account and Financial Oversight

●	The Subsidiary’s bank account shall remain under its control, with SNBH’s CFO having view-only access.

●	The management team shall be the authorized signers for operational transactions.

4. PERFORMANCE STANDARDS AND OBLIGATIONS

4.1. Key Performance Indicators (KPIs)

The Subsidiary’s management shall meet the following KPIs:

●	Revenue Growth: Achieve a minimum annual growth rate as determined by SNBH.

●	Operational Efficiency: Maintain a cost structure that ensures profitability.

●	Product Distribution Expansion: Grow the customer base and geographic market share.

4.2. Performance Reviews

●	SNBH shall conduct quarterly performance reviews.

●	If the Subsidiary’s management team fails to meet KPIs for two consecutive quarters, SNBH reserves the right to replace management personnel for cause.

5. TERM AND TERMINATION

5.1. Term

This Agreement shall remain in effect for five (5) years from the Effective Date unless terminated earlier as per Section 5.2.

5.2. Termination

This Agreement may be terminated under the following conditions:
a) Mutual Agreement: Either Party may terminate this Agreement by written consent.
b) Breach of Agreement: If either Party materially breaches this Agreement and fails to cure the breach within 30 days after written notice.
c) Non-Performance: If the Subsidiary’s management team fails to meet performance obligations for two consecutive quarters, SNBH may terminate for cause.

5.3. No Termination Without Cause

●	SNBH may not terminate the Subsidiary’s management team without cause.

●	If SNBH terminates management without cause, it shall:

1.	Pay American Industrial Group, Inc. (Florida) a termination fee equal to five (5) times the most recent 12 months of revenue generated by the Subsidiary.

2.	Engage AIG F&B, Inc. (Florida) for the recruitment and training of the new management team, with reasonable compensation to be agreed upon.

5.4. Effect of Termination

Upon termination:

●	The Company shall transition management duties to a new team appointed by SNBH.

●	The Subsidiary’s financial records shall be audited and transferred to SNBH.

●	Any remaining compensation obligations shall be settled within 60 days.

6. INTELLECTUAL PROPERTY RIGHTS

●	The Subsidiary shall own all IP rights related to product manufacturing and distribution.

●	The Company retains no rights to trademarks, patents, or proprietary processes after 12 months or upon the first sale of SNBH stock by the Company.

7. CONFIDENTIALITY AND NON-COMPETE

7.1. Confidentiality

Each Party agrees to maintain strict confidentiality regarding:

●	Financial, operational, and proprietary information.

●	Trade secrets, supplier contracts, and customer lists.

●	This obligation shall survive for five (5) years post-termination.

8. GOVERNING LAW AND DISPUTE RESOLUTION

8.1. Governing Law

This Agreement shall be governed by the laws of the State of Nevada.

8.2. Dispute Resolution

●	All disputes shall be resolved exclusively in the courts of Clark County, Nevada.

●	Mediation is required before initiating litigation.

9. GENERAL PROVISIONS

9.1. Amendments

Modifications must be in writing and signed by all Parties.

9.2. Assignment

No Party may assign this Agreement without prior written consent.

9.3. Notices

All notices must be in writing and sent via:

●	Personal delivery

●	Certified mail

●	Overnight courier

●	Email with confirmation

10. SIGNATURES

SENTIENT BRANDS HOLDINGS, INC.
By:
Name: George Furlan
Title: CEO
Date: April 2nd, 2025

AMERICAN INDUSTRIAL GROUP, INC. (Florida)
By:
Name: Sergey Knazev
Title: Managing Partner
Date: April 2nd, 2025

AIG F&B, INC. (Nevada)
By:
Name: Vitaly Artemenko
Title: CEO
Date: April 2nd, 2025

Exhibit D

Acquisition Credit and Conversion Form

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

CONVERTIBLE ACQUISITION CREDIT DUE DATE1, 20XX

THIS ACQUISITION CREDIT is one of a duly authorized series of issuances of Acquisition Credits (or “Credits”) of Sentient Brands Holdings, Inc. (a Nevada corporation and the “Company” in this document), designated as its Convertible Acquisition Credit Due DATE1, 20XX, in an aggregate principal amount not exceeding $$$$.

FOR VALUE RECEIVED, the Company promises to issue to Holder or Holder’s assignees (the “Holder”), common stock in the aggregate amount of $$$$ ($xxx,xxx), on DATE1, 20XX (the “Maturity Date”), or any date thereafter, via conversion of the Acquisition Credit into those shares according to the formula set forth below. These conversion shares may be issued to an assignee or transferee, provided, however, that the Company’s obligation to a transferee of this Acquisition Credit arises only if such transfer, sale or other disposition is made in accordance with the terms and conditions of the Regulation 506 Securities Subscription Agreement executed by the original Holder.

This Acquisition Credit is subject to the following additional provisions:

1.	The Acquisition Credits are issuable in any amount.

2.	This Acquisition Credit has been issued subject to investment representations of the original recipient and may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the “Act”). Prior to due presentment for or transfer of this Acquisition Credit, the Company and any agent of the Company may treat the person in whose name this Acquisition Credit is duly registered on the Company’s Acquisition Credit Register as the owner for the purpose of receiving conversion rights as provided below and for all other purposes, whether or not this Acquisition Credit be overdue, and neither the Company nor any such agent will be affected by notice to the contrary.

4.	The Holder of this Acquisition Credit is entitled, at its option, at any time more than six months after the issuance date, which will be the Maturity Date, to convert any or all of the principal amounts of these Acquisition Credits or any portion of the principal amount into shares of Common Stock of the Company (“Shares”) with the number of shares issuable upon such conversion being equal to the dollar amount converted at a price per share, established as follows for each date of requested conversion:

4.1       The conversion price will be determined by the volume-weighted average of the closing price of the Company’s common stock for the 30-day period preceding the requested conversion date.

4.2       The number of shares issuable might be further restricted subject to the Lockup Leak Out Agreement executed by the holder.

The conversion will be effectuated by surrendering the Acquisition Credits to be converted to the Company, with the form of conversion notice attached to the Acquisition Credit as Exhibit A, executed by the Holder of the Acquisition Credit evidencing such Holder’s intention to convert this Acquisition Credit, and accompanied, if required by the Company, by proper assignment hereof in blank. No fraction of Shares or script representing fractions of Shares will be issued on conversion, but the number of Shares issuable will be rounded to the nearest whole Share. The date on which notice of conversion is given will be deemed to be the date on which the Holder has delivered this Acquisition Credit, with the conversion notice duly executed, to the Company, or if earlier, the date set forth in such notice of conversion if the Acquisition Credit is received by the Company within five business days thereafter.

5.	No provision of this Acquisition Credit will alter or impair the obligation of the Company, which is absolute and unconditional, subject to the restrictions set forth in Section 4 above, to allow conversion of this Acquisition Credit at the time, place, and rate, and in the shares of common stock as herein prescribed. Because of the volumetric restrictions of Section 4, the conversion of this Credit may require several months or more. This Acquisition Credit and all other Acquisition Credits now or hereafter issued on similar terms are direct obligations of the Company. This Acquisition Credit ranks equally with all other Acquisition Credits now or hereafter issued under the terms set forth herein with respect to this Acquisition Credit.

6.	If one or more of the following described “Events of Default” will occur:

(a)	The Company will default in the rights of conversion described in this agreement with respect to balances due on this Acquisition Credit; or

(b)	The Company will (1) become insolvent; (2) admit in writing its inability to pay its debts as they mature; (3) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (4) apply for or consent to the appointment of a trustee, liquidator or receiver for it or for a substantial part of its property or business; or

(c)	A trustee, liquidator or receiver will be appointed for the Company or for a substantial part of its property or business without its consent and will not be discharged within thirty (30) days after such appointment; or

(d)	Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency will assume custody or control of the whole or any substantial portion of the properties or assets of the Company and will not be dismissed within thirty (30) days thereafter, or

(e)	Any money judgment, writ or warrant of attachment, or similar process in excess of Two Hundred Thousand Dollars ($200,000) in aggregate will be entered or filed against the Company or any of its properties or other assets and will remain unvacated, unbonded or unstayed for a period of fifteen (15) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

(f)	Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors will be instituted by or against the Company and, if instituted against the Company, will not be dismissed within thirty (30) days after such institution or the Company will by any action or answer approve of, consent, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding; or

(g)	The Company will have its Common Stock delisted from an exchange or over-the-counter market without being relisted on a public exchange shortly thereafter.

Then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder’s sole discretion, the Holder may consider this Acquisition Credit immediately due and payable, in cash as opposed to conversion into shares of common stock, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

7.	For so long as any amount payable under this Acquisition Credit remains unpaid, the Company will furnish to the Holder or publish with the EDGAR system the following information:

(a)	Beginning January 1, 2026, a business plan and budget for the Company for such year or an equivalent statement described within the Company’s Annual Reports of Form 10K.

(b)	No later than one hundred twenty (120) days following the end of each fiscal year, beginning with the fiscal year ending December 31, 2025, consolidated balance sheets, statements of income and statements of cash flow and shareholders’ equity of the Company and its subsidiaries, if any, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited by a firm of independent public accountants.

(c)	Within forty-five (45) days after the end of each quarter (except the fourth quarter) of each fiscal year, consolidated balance sheets, statements of income and statements of cash flow and shareholders’ equity of the Company and its subsidiaries, if any, including a summary discussion of major variances, if any, between such quarterly statement and the budget.

So long as the company is a publicly reporting, listed entity, timely filing of the requisite reports with the Securities and Exchange Commission will satisfy the information requirements of Section 7.

8.	The Company covenants and agrees that until all amounts due under this Acquisition Credit have been paid in full, by conversion or otherwise, and for so long as Holder holds shares of Common Stock issued upon conversion of this Acquisition Credit unless the Holder waives compliance in writing, the Company will:

(a)	Give prompt written notice to the Holder of any Event of Default as defined in this Acquisition Credit or of any other matter which has resulted in, or could reasonably be expected to result in, a materially adverse change in its financial condition or operations.

(b)	Give prompt notice to the Holder of any claim, action, or proceeding which, in the event of any unfavorable outcome, would or could reasonably be expected to have a material adverse effect on the financial condition of the Company.

(c)	At all times, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of this Acquisition Credit such number of its duly authorized shares of Common Stock as will from time to time be sufficient to effect the conversion of the outstanding principal balance of this Acquisition Credit into shares of Common Stock.

(d)	Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Acquisition Credit and:

(i)	in the case of loss, theft, or destruction of indemnity reasonably satisfactory to it, or

(ii)	in the case of mutilation, upon surrender and cancellation of this Acquisition Credit, the Company, at its expense, will execute and deliver a new Acquisition Credit dated the date of the lost, stolen, destroyed or mutilated Acquisition Credit.

9.	The Holder of this Acquisition Credit, by acceptance hereof, agrees that this Acquisition Credit is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Acquisition Credit or the Shares of Common Stock issuable upon exercise thereof except under circumstances which will not result in a violation of the Act or any applicable state Blue Sky laws or similar laws relating to the sale of securities.

10.	In case any provision of this Acquisition Credit is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision will be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Acquisition Credit will not in any way be affected or impaired thereby.

11.	This Acquisition Credit constitutes the full and entire understanding and agreement between the Company and the Holder with respect to the subject hereof. Neither this Acquisition Credit nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

14.	This Acquisition Credit will be governed by and construed in accordance with the laws of the State of Nevada.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

Dated: Issuance Date1, 20XX
SENTIENT BRANDS HOLDINGS, INC.

By:

George Furlan, CEO

Exhibit “A”

CONVERSION FORM

(To be Executed by the Registered Holder to Exercise the Rights to Purchase Common Stock Evidenced by the Acquisition Credit). I, the undersigned, hereby irrevocably subscribe for, shares (the “Stock”) of the Common Stock of Sentient Brands Holdings, Inc. (or its successor public company) (the “Company”‘) pursuant to and in accordance with the terms and conditions of the attached Acquisition Credit and hereby make payment of $ therefor, and request that a certificate for such securities be issued in the name of the undersigned and be delivered to the undersigned at the address stated below. If such number of securities is not all of the securities purchasable pursuant to the attached Acquisition Credit, the undersigned requests that a new Acquisition Credit of like tenor for the balance of the remaining securities purchasable thereunder be delivered to the undersigned at the address stated below. In connection with the issuance of the securities, I hereby represent to the Company that I am acquiring the securities for my own account for investment and not with a view to, or for resale in connection with, a distribution of the securities within the meaning of the Securities Act of 1933, as amended (the “Act’). I also understand that the Company has not registered the Stock under the Act in reliance upon the private offering exemptions contained in Section 4(2) of the Act and that such reliance is based in part upon my representations

Date:

Signed:

Address:

THE SIGNATURE(S) TO THIS SUBSCRIPTION FORM MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE ACQUISITION CREDIT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT, OR ANY CHANGE WHATSOEVER, AND SUCH SIGNATURE(S) MUST BE GUARANTEED IN ACCORDANCE WITH PRACTICES PREVAILING IN THE SECURITIES INDUSTRY AT THE TIME SUCH SIGNATURE IF PRESENTED TO THE COMPANY.